                                                                    EXHIBIT 11.1


                                   XICOR, INC.

                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

                                                       YEAR ENDED
                                      -------------------------------------------
                                      DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                         1996            1995            1994
                                         ----            ----            ----
Net income                            $13,835,000     $10,036,000    $ 2,299,000
                                      ===========     ===========    ===========

Weighted average number of
  common shares outstanding
  during the period                    18,693,000     18,217,000      18,004,000

Equivalent common shares
  attributed to dilutive
  employee stock options                1,127,000        814,000         360,000
                                      -----------     -----------    -----------

Total common and common
  equivalent shares                    19,820,000     19,031,000      18,364,000
                                      ===========     ==========     ===========

Earnings per share                    $      0.70     $     0.53     $      0.13
                                      ===========     ==========     ===========


Fully diluted earnings per share do not differ significantly from primary earnings per share.